Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196886

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 14 DATED DECEMBER 1, 2015
TO THE PROSPECTUS DATED MARCH 27, 2015
This Supplement No. 14 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this Supplement No. 14 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•changes to the Independent Directors Compensation Plan and
•the recent share pricing information
Independent Directors Compensation Plan
On November 5, 2015, our board of directors adopted the Amended and Restated Jones Lang LaSalle Income Property Trust, Inc. Independent Directors Compensation Plan, or the amended independent director compensation plan. The amended independent director compensation plan was adopted to reflect that Jones Lang LaSalle Income Property Trust, Inc. will compensate each of its independent directors with an annual retainer of $70,000. In addition, each new independent director who joins the board subsequent to the effective date will receive an initial grant of 2,000 Class M shares (the “Initial Stock Grant”) on the date he or she joins the board. The Initial Stock Grant will vest immediately on the grant date and will be subject to a one-year holding period applicable to all Class M shares. Each independent director will receive another grant of 2,000 Class M shares promptly after each annual stockholder meeting at which such director is reelected.
Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from November 1 to November 30, 2015, for all of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
November 2, 2015	$11.24	$11.27	$11.27	$11.28	$11.26
November 3, 2015	$11.24	$11.27	$11.27	$11.28	$11.26
November 4, 2015	$11.24	$11.27	$11.28	$11.28	$11.27
November 5, 2015	$11.24	$11.27	$11.27	$11.28	$11.27
November 6, 2015	$11.24	$11.27	$11.28	$11.28	$11.27
November 9, 2015	$11.24	$11.27	$11.28	$11.28	$11.27
November 10, 2015	$11.25	$11.27	$11.28	$11.28	$11.27
November 11, 2015	$11.24	$11.28	$11.28	$11.28	$11.27
November 12, 2015	$11.25	$11.27	$11.28	$11.29	$11.27
November 13, 2015	$11.25	$11.28	$11.28	$11.29	$11.27
November 16, 2015	$11.25	$11.28	$11.28	$11.29	$11.28
November 17, 2015	$11.25	$11.28	$11.28	$11.29	$11.27
November 18, 2015	$11.25	$11.28	$11.28	$11.29	$11.28
November 19, 2015	$11.25	$11.28	$11.28	$11.29	$11.28
November 20, 2015	$11.25	$11.28	$11.28	$11.29	$11.28
November 23, 2015	$11.24	$11.27	$11.28	$11.28	$11.27
November 24, 2015	$11.24	$11.27	$11.28	$11.28	$11.27
November 25, 2015	$11.25	$11.28	$11.28	$11.29	$11.28
November 27, 2015	$11.25	$11.28	$11.28	$11.29	$11.28
November 30, 2015	$11.25	$11.28	$11.29	$11.29	$11.28
(1) Shares of Class D common stock are only available pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.